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                                                                      Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 30, 2002


Dear Sir or Madam:

We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated May 30, 2002, of Protection One, Inc. and Protection One Alarm Monitoring, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP

Copy to:  Mr. Darius Nevin, Protection One, Inc.